Exhibit 10.5
March 23, 2007
Mr. Thomas V. Inglesby
GSC Partners CDO Fund III, Limited
c/o GSC Group
500 Campus Drive, Suite 220
Florham Park, NJ 07932
Re: Purchase of Loan Portfolio
Gentlemen:
     This Agreement (“Agreement”) will confirm that, subject to the terms and conditions herein, GSC Partners CDO Fund III, Limited, a company incorporated under the laws of the Cayman Islands (“CDO Fund III” or the “Seller”), agrees to sell to GSC Investment Corp., a Maryland corporation (together with its successors and assigns, the “Buyer”) on or after the Effective Time (as hereinafter defined), and the Buyer agrees to buy (or cause its assignee to buy), in exchange for the Purchase Price (as defined below), all of Seller’s right, title, and interest (“Seller’s Interest”) in and to the assets specified in Exhibit A hereto (the “Assets”), including, without limitation, all of Seller’s right, title, and interest in the benefit of all representations, warranties, covenants, agreements, and indemnities of the other parties to the documentation relating thereto, all voting, board observation or representation rights (if any) of Seller set forth therein, all principal, interest, dividends and other amounts payable thereunder from and after the Sale Date (as hereafter defined), all liens and collateral securing the Assets and all proceeds of the foregoing (collectively, the “Purchased Rights”), but excluding (a) any cash interest, fees and other amounts paid prior to the Sale Date and (b) Undelivered Assets (as hereafter defined).
     Prior to completing the sale contemplated by this Agreement, (a) Seller intends to defease, pursuant to its Indenture, dated December 4, 2001, as amended (the “Indenture”), the Class A Notes and Class B Notes issued under (and as defined in) the Indenture (the “Defeasance”), using (i) the Purchase Price (as defined below) payable by the Buyer hereunder, and (ii) the proceeds of a bridge loan facility that is expected to fund not later than the Sale Date (the “Loan Facility”) and (b) Buyer intends to fund the Purchase Price using the proceeds of an initial public offering of its equity securities (the “Public Offering”) and borrowings under a credit facility (the “Credit Facility”).
     Buyer is not assuming and is not liable for any obligations or liabilities of Seller arising prior to the Sale Date under the loan documents and other agreements relating to the Assets (the “Documents”), including, without limitation, any such obligations or liabilities arising from Seller’s breach of any of its representations, warranties, covenants or agreements under the Documents, all of which unassumed obligations and liabilities shall remain the sole responsibility of Seller.
     The closing date for the purchase of the Assets (the “Sale Date”) shall be as agreed between Seller and Buyer or, if the Effective Time shall not have occurred on such date, the first date thereafter on which the Effective Time shall have occurred.

     If the Sale Date does not occur before March 31, 2007 (the “Expiration Time”), this Agreement will terminate in accordance with its terms.
On the Sale Date, Buyer shall transfer to Seller, in immediately available funds, an amount (the “Purchase Price”) equal to:
     (a) The sum of
(i)	The valuations of each of the Assets as set forth in Exhibit A to this Agreement; and

(ii)	the amount of accrued and unpaid interest (since the relevant dates on which the last interest payments were received) on the Assets;
     (b) Less:
(i)	the valuation specified with respect to any Asset (A) for which any consent to the transfer to Buyer that is required from the issuer of the Asset, the administrative agent with respect thereto or any other related person (any such required consent, a “Consent”) is not obtained prior to the Sale Date or (B) that has been sold by the Seller in connection with a disposition of the company to which the Asset relates or otherwise (collectively the “Undelivered Assets”).
     The amount of the Purchase Price described in clause (a)(i) above prior to any adjustments pursuant to clauses (a)(ii) and (b)(i) above is referred to herein as the “Unadjusted Purchase Price.”
     For greater certainty, with respect to (b)(i)(A) above, from and after the Effective Time, Buyer shall continue to seek to obtain Consent to the transfer of any Undelivered Asset for a period of 60 days following the Sale Date. Upon receipt of such Consent, Buyer shall notify Seller thereof and the date (not later than 10 days after receipt of such Consent) upon which the sale of such Asset is to occur, which shall be deemed to be the “Sale Date” in respect of such Asset. The Buyer shall pay to Seller, in immediately available funds, the valuation with respect thereto set forth in Exhibit A, plus the amount of accrued and unpaid interest thereon (since the date on which the last interest payment was received in respect thereof), less any and all payments of principal that the Seller has received in respect of such Asset after the Sale Date on which the Effective Time shall have occurred.
     It is understood that after the Effective Time, (i) the Seller shall use commercially reasonable efforts to obtain and deliver to the Buyer, and shall cooperate with Buyer in any efforts the Buyer makes to obtain, all Consents as promptly as practicable, and (ii) the Seller and Buyer shall enter into a transfer (or similar) agreement or series of transfer (or similar) agreements, as required by the documents governing each security and customary for transactions of this nature and size to record the sale or assignment. The form of agreement used will be dictated by the documents governing each security, and if not required to be in said form, will be substantially in a form customary for transactions of this nature prepared by Buyer and reasonably acceptable to Seller. Pursuant to such agreement or series of agreements, Seller shall, effective as of the Sale Date, sell and assign to Buyer all of Seller’s Interest in the Purchased Rights.
     Seller acknowledges that Buyer will make disclosure of information as required by applicable law in connection with the Public Offering (including Buyer’s obligation under federal securities laws) and agrees (i) that such disclosure shall in no way violate or be deemed to violate any provision of this Agreement and, accordingly, (ii) to take no action or otherwise make any claim against Buyer for making such disclosure.
     Except as set out in the forgoing paragraph, Buyer agrees that until the time that Buyer becomes the holder of record for an Asset, Buyer shall keep confidential all information regarding such Asset and shall not disclose any such information to any other person, unless (i) Buyer complies with the confidentiality provisions contained in the credit agreement or other agreements between the investee company and the Seller relating to such Asset which have been delivered to the Buyer as of the date hereof, (ii) Buyer has obtained the prior written consent from the investee company under such Asset to the disclosure, or (iii) Buyer is compelled by a court of competent jurisdiction to make such disclosures.
     Seller hereby represents and warrants to Buyer that:
(a)	Seller has good title to and is the sole owner of the Purchased Rights, free and clear of all liens, charges, interests, options, security interests, encumbrances, claims, or defects (other than the lien of the Indenture and any lien permitted under the Documents);

(b)	None of the Purchased Rights are, as of the date hereof, subject to any prior assignment, conveyance, transfer or participation or agreement to assign, convey, transfer or participate, in whole or in part, except pursuant to this Agreement;

(c)	Seller has (or, as of the Sale Date, shall have) all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement (subject, with respect to the sale of any Asset and the related Purchased Rights, obtaining all applicable Consents), and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment or any of Seller’s charter documents or the Indenture, (ii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court, governmental agency or any other person (other than the applicable Consents), or (iii) result in the creation of any lien, charge, interest, option, security interest, encumbrance, claim, or defect upon the Purchased Rights (other than any of the foregoing in favor of or held by the Buyer or its assigns);

(d)	Seller is not in breach or default of any of its obligations under the Documents;

(e)	To the Seller’s knowledge, no obligor or other credit party is in breach or default of any of its payment obligations under the Documents, provided that, in this Agreement, “knowledge” shall mean the actual knowledge without due inquiry of the employees of the collateral manager of CDO Fund III or direct or indirect managing member or general partner of such collateral manager;

(f)	Seller has not engaged in any acts or omissions that would result in any portion of the Purchased Rights being subordinated, void, avoided, disallowed, reduced, expunged, or subject to setoff, recoupment, counterclaim, or any other defense, or that would result in Buyer receiving, in the aggregate, a proportionately smaller distribution, later distribution, or less favorable treatment in respect of the Purchased Rights than the distributions or treatment received by any other participant in the Assets;

(g)	To the Seller’s knowledge, the Seller is not an “insider,” as that term is defined in Section 101 of the United States Bankruptcy Code, with respect to any of the issuers who have issued loans that make up a portion of the Assets;

(h)	Upon the satisfaction of the Defeasance Condition (as hereinafter defined), this Agreement will be legal, valid and binding upon Seller in accordance with its terms;

(i)	Seller is a sophisticated institutional investor that is an “accredited investor” within the meaning of Rule 501 under the U.S. Securities Act of 1933, as amended; and

(j)	None of the Assets are “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”). The Seller shall indemnify and hold harmless Buyer from any breach of the foregoing representation by the Seller or the Buyer’s reliance on such representation.
     Seller otherwise makes no other representations or warranties including any implied representations or warranties.
     Buyer acknowledges that it has conducted, to the extent it deemed necessary, an independent investigation of such matters, and has had the opportunity to receive such information and documents as, in its judgment, are necessary for it to make an informed investment decision, and has not relied upon the Seller (other than the representations and warranties set forth herein) for any investigation or assessment to evaluate the transaction contemplated hereby.
     Buyer hereby represents and warrants to Seller that:
(a)	As of the date hereof, Buyer intends diligently and in good faith to seek to complete its Public Offering and to enter into the Credit Facility.

(b)	Buyer has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment or any of Buyer’s charter documents or (ii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court, governmental agency or any other person;

(c)	This Agreement is legal, valid and binding upon Buyer in accordance with its terms; and

(d)	As of the Sale Date, Buyer will be a sophisticated institutional investor that is an “accredited investor” within the meaning of Rule 501 under the U.S. Securities Act of 1933, as amended.
     Buyer otherwise makes no other representations or warranties including any implied representations or warranties.
     This Agreement shall be effective as to Buyer as of the date hereof. However, the obligation of Buyer to consummate the purchase under this Agreement shall not be effective until such time (the “Effective Time”) as both the Defeasance Condition and the following further conditions are satisfied: (i) Buyer shall have obtained funds sufficient to enable it to pay the Purchase Price; and (ii) Buyer shall have received an opinion of counsel to Seller in form and substance reasonably satisfactory to Buyer. Notwithstanding (x) anything to the contrary in this Agreement or (y) the execution and delivery of this Agreement by the Seller on the date hereof, this Agreement (and the Seller’s execution thereof) shall not be effective as to the Seller, and the Seller shall not be deemed to have entered into this Agreement, until the Purchase Price hereunder and the term loan under the Loan Facility shall have been funded in an amount sufficient to complete the Defeasance and the proceeds thereof shall have been deposited with the Custodian under, and in accordance with Section 4.1 of, the Indenture and/or delivered to the Trustee under (and as defined in) the Indenture to be applied to pay all other amounts owing under Section 4.1 of the Indenture in connection with the Defeasance (the “Defeasance Condition”). Seller agrees to use its commercially reasonable efforts to take or cause to be taken all action necessary to complete the Loan Facility and to satisfy the Defeasance Condition.
     Seller shall indemnify and hold harmless Buyer from and against all actual losses, liabilities, damages, judgments, settlements and expenses (including the reasonable fees and disbursements of counsel) incurred by Buyer that arise out of or result from the breach by Seller of its representations and warranties set forth in this Agreement. The indemnity provisions contained in this Agreement shall remain operative and in full force and effect for one year from the Sale Date regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of Buyer, its authorized representatives, officers or directors or any person controlling Buyer, and (iii) acceptance of and payment for any of the Purchased Rights.
     Following the satisfaction of the Defeasance Condition, Buyer shall give Seller prompt notice of any third-party claim that may give rise to any indemnification obligation under this Agreement, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller’s expense) of any such claim through counsel of Seller’s own choosing (and reasonably satisfactory to Buyer) by so notifying Buyer in writing within 30 days of the receipt by Seller of such notice from Buyer. If Seller assumes such defense, Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense (unless (i) the Buyer and Seller shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Buyer and Seller and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest), separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Buyer shall, at Seller’s expense, (i) cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information in Buyer’s possession reasonably relevant to such third-party claim, and making employees of Buyer and its affiliates available on a mutually convenient basis to provide reasonable additional information and explanation of any materials provided hereunder and (ii) agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, (i) includes an unconditional release and discharge of Buyer from all liability on such third-party claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of Buyer. None of Buyer nor any of its affiliates may settle or otherwise dispose of any claim for which Seller has liability under this Agreement without the prior written consent of Seller, which consent may not be unreasonably withheld, delayed or conditioned. Seller shall not be liable under this Agreement for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder.
     From and after the date hereof, Buyer shall, and from and after the satisfaction of the Defeasance Condition, Seller shall, execute and deliver all further documents or instruments reasonably requested by the other party in order to effectuate the terms of this Agreement. Without limiting the foregoing, if Buyer purchases the Assets and Seller receives any payments, distributions, proceeds, or other amounts or items in respect of the Assets on or after the Sale Date to which Buyer is entitled, including cash, securities, obligations, or other property, Seller shall (i) accept and hold such payments, distributions, or proceeds on behalf of, for the sole benefit of, and in trust for Buyer and (ii) pay or deliver the same forthwith to Buyer in the same form received and, when necessary or appropriate, with the endorsement of Seller.
     This Agreement will be governed by and construed under the laws of the State of New York. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     Each of Seller and Buyer agrees that damages for any breach of this Agreement would be difficult to quantify and that, in addition to any and all other remedies at law or in equity, the non-breaching party shall be entitled to an injunction requiring specific enforcement of this Agreement and each of its terms without necessity of proving actual damages or posting a bond.
     The Buyer and Seller shall each pay 50% of all assignment fees required under the documents by which the Assets are governed, transfer taxes, stamping fees and similar amounts (collectively “Transfer Amounts”) which become due upon the sale of the Seller’s Interest in the Assets to the Buyer (which, for greater certainty, shall not include income taxes or withholding taxes payable by the Seller). However, if the aggregate Transfer Amounts exceed $200,000, either the Buyer or the Seller may, unless the other party agrees to pay the Transfer Amounts in excess of $200,000, elect to treat a portion of the Assets as Undelivered Assets but only to the extent necessary to reduce the aggregate Transfer Amounts below $200,000. The Assets to be selected as Undelivered Assets shall be subject to the agreement of the Seller and the Buyer failing which, the Asset with the highest amount of Transfer Amounts will be selected first and thereafter additional Assets will be selected in a descending order based on the amount of Transfer Amounts. The Purchase Price will be adjusted for such Undelivered Assets as set out in this Agreement.
     Prior to the Sale Date, the Seller shall provide the Buyer with an executed Internal Revenue Service Form W-8BEN. The Buyer shall be entitled to deduct and withhold from any payments made to the Seller pursuant to this Agreement any amounts required to be deducted and withheld under the Code, the Treasury Regulations or any provision of state, local or foreign law. Any amounts withheld by the Buyer pursuant to the foregoing sentence shall be treated for all purposes of this Agreement as having been paid by the Buyer to the Seller.
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     This Agreement may not be modified, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties hereto.
     Buyer may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect affiliate of Buyer; provided, however, that Buyer shall remain subject to the duties, obligations and liabilities of Buyer hereunder. Seller’s obligations are not assignable without Buyer’s prior written consent, which may not be unreasonably withheld, delayed or conditioned.
     If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
     Your signature below shall signify your agreement with the foregoing. Please sign two copies of this Agreement, retaining one for your files and returning the other copy to GSC Investment Corp. at the address indicated on the above letterhead.

Very truly yours,

GSC INVESTMENT CORP.

By: Name:	/s/ Richard T. Allorto Richard T. Allorto
Title:	Chief Financial Officer

Duly executed and agreed March 23, 2007
GSC PARTNERS CDO FUND III, LIMITED,
on behalf of itself and each of its affiliates,

By: Name:	/s/ Carlos Farjallah Carlos Farjallah
Title:	Director

Exhibit A

	Type of
Name of Portfolio	Investment	Coupon	Maturity	Par	Valuation

Aero Products International, Inc.	First Lien Term Loan	L + 5.00%	12/19/08	2,677,214	2,637,055
Atlantis Plastics Films, Inc.	First Lien Term Loan	L + 4.00%	09/22/11	1,013,421	1,005,821
CFF Acquisition LLC	First Lien Term Loan	L + 3.75%	07/31/13	3,159,562	3,159,562
Cortz, Inc.	First Lien Term Loan	L + 4.00%	11/30/10	1,054,896	1,054,896
Flavor and Fragrance Group Holdings, Inc.	First Lien Term Loan	L + 4.00%	06/30/10	481,188	481,188
Flavor and Fragrance Group Holdings, Inc.	First Lien Term Loan	L + 4.50%	06/30/11	1,342,900	1,342,900
Flavor and Fragrance Group Holdings, Inc.	First Lien Term Loan	L + 7.00%	12/31/11	754,380	754,380
Insight Pharmaceuticals LLC	First Lien Term Loan	L + 4.25%	03/31/11	708,014	704,474
Insight Pharmaceuticals LLC	First Lien Term Loan	L + 4.63%	03/31/12	718,196	714,605
Legacy Cabinets, Inc.	First Lien Term Loan	L + 3.75%	08/18/12	1,200,468	1,176,458
Miller Heiman Acquisition Corp.	First Lien Term Loan	L + 3.75%	06/01/12	1,143,864	1,143,864
Questex Media Group, Inc.	First Lien Term Loan	L + 4.25%	05/23/12	3,691,162	3,691,162
Redwood Toxicology Laboratory, Inc.	First Lien Term Loan	L + 4.00%	02/27/12	622,610	617,940
Switch & Data Holdings, Inc.	First Lien Term Loan	L + 4.25%	10/13/11	2,855,876	2,852,306
ABP Corporation	Second Lien Term Loan	L + 4.50%	07/15/10	3,771,900	3,771,900
Bankruptcy Management Solutions, Inc.	Second Lien Term Loan	L + 6.25%	07/31/13	1,266,825	1,279,493
Convergeone Holdings Corp.	Second Lien Term Loan	L + 5.75%	05/31/13	635,000	635,000
Energy Alloys, LLC	Second Lien Term Loan	L + 6.50%	09/13/11	3,937,000	3,937,000
Grant U.S. Holdings LLP	Second Lien Term Loan	L + 6.50%	09/30/13	635,000	635,000
Group Dekko	Second Lien Term Loan	L + 6.25%	01/20/12	2,540,000	2,540,000
Hopkins Manufacturing Corporation	Second Lien Term Loan	L + 7.00%	01/26/12	2,063,750	2,058,591
Legacy Cabinets, Inc.	Second Lien Term Loan	L + 7.50%	08/18/13	1,524,000	1,478,280
New World Restaurant Group, Inc.	Second Lien Term Loan	L + 6.75%	01/26/12	3,492,500	3,492,500
PRACS Institute, LTD	Second Lien Term Loan	L + 6.00%	04/17/13	1,905,000	1,905,000

	Type of
Name of Portfolio	Investment	Coupon	Maturity	Par	Valuation

Sportcraft, LTD	Second Lien Term Loan	L + 7.75%	03/31/12	3,175,000	2,540,000
Stronghaven, Inc.	Second Lien Term Loan	11.00%	10/31/10	2,063,750	2,063,750
Targus Group International, Inc.	Second Lien Term Loan	L + 7.50%	05/22/13	3,175,000	2,992,438
Transportation Aftermarket Enterprises, Inc.	Second Lien Term Loan	L + 7.25%	06/30/12	650,875	624,840
USS Mergerco, Inc.	Second Lien Term Loan	L + 4.25%	06/29/13	3,784,600	3,689,985
Wyle Laboratories, Inc.	Second Lien Term Loan	L + 6.50%	07/28/11	635,000	639,763
X-Rite, Incorporated	Second Lien Term Loan	L + 5.00%	06/30/13	2,540,000	2,565,400
GFSI Inc	Senior Secured Bond	11.00%	06/01/11	5,667,000	5,638,665
McMillin Companies LLC	Senior Secured Bond	9.53%	04/30/12	3,810,000	3,505,200
Strategic Industries	Senior Secured Bond	12.50%	10/01/07	7,620,000	6,858,000
Terphane Holdings Corp.	Senior Secured Bond	12.50%	06/15/09	1,778,000	1,769,110
Terphane Holdings Corp.	Senior Secured Bond	12.50%	06/15/09	1,664,000	1,655,680
Terphane Holdings Corp.	Senior Secured Bond	L + 9.70%	06/15/09	318,000	316,410
Advanced Lighting Technologies, Inc.	Unsecured Bond	11.00%	03/31/09	4,431,000	4,408,845
Ainsworth Lumber	Unsecured Bond	7.25%	10/01/12	64,000	95,360
EuroFresh Inc.	Unsecured Bond	11.50%	01/15/13	3,175,000	3,111,500
IDI Acquisition Corp.	Unsecured Bond	10.75%	12/15/11	1,334,000	1,233,950
Jason Incorporated	Unsecured Bond	13.00%	11/01/08	2,159,000	2,159,000
NE Restaurant Co.	Unsecured Bond	10.75%	07/15/08	6,306,000	6,306,000
Network Communications, Inc.	Unsecured Bond	10.75%	12/01/13	3,175,000	3,242,469
Total				100,719,949	98,485,738